Exhibit 6.31

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

4.5% 5 YEAR PROMISSORY NOTE

LANDA APP LLC - 1703 SUMMERWOODS LANE GRIFFIN GA LLC

Principal Amount:	Issuance Date:
$113,697	July 12, 2021

FOR VALUE RECEIVED, LANDA APP LLC - 1703 SUMMERWOODS LANE GRIFFIN GA LLC, a registered Delaware series of LANDA APP LLC, a Delaware limited liability company, with its principal place of business at One Pennsylvania Plaza, 36th Floor, New York, NY 10119 (the “Series” or “Borrower”), by this promissory note (hereinafter called the “Note”), hereby unconditionally promises to pay to the order of LANDA HOLDINGS, INC., a Delaware corporation (hereinafter, together with its permitted successors and assigns, the “Lender”), the unsecured principal amount of $113,697 (the “Principal Amount”) together with simple interest thereon from the date of this Note. This Note evidences, among other things, the obligation of the Borrower to pay the Principal Amount and interest to the Lender as more specifically set forth herein.

1. Maturity. The Principal Amount and accrued interest thereon shall be due and payable on or before the fifth anniversary of the Issuance Date (the “Maturity Date”), provided that no payments of the Principal Amount or accrued interest shall be due or payable prior to transfer of title to the property located at 1703 Summerwoods Lane, Griffin, GA, 30224 from Landa Properties LLC to the Series (the “Title Transfer”) and if the Title Transfer has not occurred prior to the Maturity Date this Note and all rights and obligations hereunder shall terminate and have no further force and effect.

2. Interest Rate. Interest shall accrue at a rate of four and a half percent (4.5%) per annum (calculated on the basis of a 365-day year and actual days elapsed), provided that such interest shall only accrue from and after the Title Transfer and no such interest shall accrue prior to the Title Transfer.

3. Payment. All payments shall be made in lawful money of the United States of America.

4. Prepayment. The Series shall have the right to prepay any portion of this this Note, in whole or in part, at any time prior to the Maturity Date.

5. No Security. This Note is a general unsecured obligation of the Series.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Series may not assign its obligations under this Note without the prior written consent of Lender.

7. Expenses. The Series hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.

8. Events of Default. Any of the following that shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) shall constitute an event of default (each an “Event of Default”):

(a) the Series shall fail to perform or observe any covenant or agreement set forth in this Note in any material respect, and such failure or breach continues uncured for 10 business days after written notice thereof shall be received by the Series from the Lender; or

(b) if an order, judgment or decree is entered adjudicating the Series bankrupt or insolvent; or if the Series shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if the Series shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property, or makes a general assignment for the benefit of creditors; or

(c) if any case, proceeding or other action against the Series shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Series or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Series; and if, in each such case, such condition shall continue for a period of 60 days undismissed, undischarged or unbonded.

9. Notice to Series. Upon the occurrence of any Event of Default described in Section 8, the Lender may, by written notice thereof provided to the Series, declare the entire Principal Amount, together with any accrued and unpaid interest on the Note, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, provided that if the Title Transfer has not occurred no portion of the Principal Amount nor any interest shall be due or payable and the Series shall have no obligation with respect to such amounts regardless of such Event of Default and the sole remedy of the Lender shall be the immediate termination of this Note upon written notice thereof provided to the Series in the Lender’s sole discretion. Upon the occurrence of any Event of Default described in Section 8(b) or Section 8(c), immediately, and without notice, the entire Principal Amount, together with any accrued and unpaid interest on the Note, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, provided that if the Title Transfer has not occurred no portion of the Principal Amount nor any interest shall be due or payable and the Series shall have no obligation with respect to such amounts regardless of such Event of Default and this Note shall immediately terminate.

11. Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to other instruments made by residents of New York to be performed entirely within the State of New York.

12. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

13. Entire Agreement; Amendments and Waivers. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Series and the Lender.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Note has been duly executed by the undersigned as of the Issuance Date.

SERIES:

LANDA APP LLC - 1703 SUMMERWOODS LANE GRIFFIN GA LLC

By: Landa Holdings, Inc., as Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

Acknowledged and Agreed:

LENDER:
LANDA HOLDINGS, INC.

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

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